CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Global X Funds and to the use of our report dated December 28, 2018 on the financial statements and financial highlights of Horizons DAX Germany ETF, Horizons NASDAQ 100 Covered Call ETF, and Horizons S&P 500 Covered Call ETF, each a series of shares of beneficial interest in Horizons ETF Trust I (the Predecessor Funds). Such financial statements and financial highlights appear in the October 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
February 21, 2019